As filed with the Securities and Exchange Commission on July 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYABRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	99-4210757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13 Gershon Shatz, Tel Aviv Israel	6997543
(Address of Principal Executive Offices)	(Zip Code)

Cyabra, Inc. 2026 Omnibus Equity Incentive Plan

(Full title of the plan)

Dan Brahmy

Chief Executive Officer

Cyabra, Inc.

240 W 40th Street, Suite 601

New York, NY 10018

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Oded Har-Even, Esq.

Ron Ben-Bassat, Esq.

Ilana Neck Levin, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas, 19th Floor

New York, New York 10020

Telephone: (212) 660-3000

Facsimile: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

In connection with the business combination contemplated by the Merger Agreement, dated as of July 22, 2024 (as amended on November 11, 2024 and November 6, 2025, the “Merger Agreement”), by and among Trailblazer Merger Corporation I (“Trailblazer”), Trailblazer Merger Sub, Ltd. (“Merger Sub”), Trailblazer Holdings, Inc. (“Holdings”), and Cyabra Strategy Ltd. (“Cyabra”), on March 26, 2026, Trailblazer merged with and into Holdings with Holdings as the surviving corporation (the “Parent Merger”) and, on March 27, 2026 (the “Closing”), Merger Sub merged with and into Cyabra, with Cyabra as the surviving entity (collectively with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”). Upon consummation of the Business Combination, Holdings was renamed Cyabra, Inc. (the “Registrant” or the “Company”) and the common stock, par value $0.0001 per share (“Common Stock”), of the Registrant began trading on The Nasdaq Global Market under the symbol “CYAB”. Pursuant to the Merger Agreement, effective upon the Closing, outstanding options to purchase an aggregate of 1,153,587 shares of Common Stock (the “Replacement Options”) were issued under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan (“2026 Plan”) in substitution of options previously granted under the Cyabra Strategy Ltd. 2020 Share Option Plan that were outstanding as of the Closing.

The Registrant has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the United States Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,153,587 shares of Common Stock that are reserved for issuance upon the exercise of the Replacement Options under the 2026 Plan; and (ii) 2,072,125 shares of Common Stock that are reserved for issuance pursuant to the grant of future equity awards under the 2026 Plan.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2026 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Cyabra, Inc.

13 Gershon Shatz

Tel Aviv Israel 6997543

Attention: Yael Sandler

Telephone: +972-54-768-8642

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	Holdings’ annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal year ended December 31, 2025, filed with the Commission on March 26, 2026;

(b)	the Company’s quarterly report for the period ended March 31, 2026, filed with the Commission on May 15, 2026;

(c)

the Company’s current reports on Form 8-K filed with the Commission on March 31, 2026 (other than any portions thereof deemed furnished and not filed); June 12, 2026; and June 22, 2026 (other than any portions thereof deemed furnished and not filed); and

(d)	the description of the Company’s common stock, par value $0.0001 per share, contained in our Form 8-A filed with the Commission on March 27, 2026, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our Certificate of Incorporation contains provisions that limit the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
3.1	Certificate of Incorporation of Cyabra, Inc.	8-K	001-43214	3.1	March 31, 2026
3.2	Bylaws of Cyabra, Inc.	S-4/A	333-283153	3.7	January 13, 2026
3.3	Certificate of Designation of Holdings relating to the Series A Convertible Preferred Stock.	8-K	001-43214	3.3	March 31, 2026
3.4	Certificate of Designation of Holdings relating to the Series B Convertible Preferred Stock.	8-K	001-43214	3.4	March 31, 2026
3.5	Certificate of Designation of Holdings relating to the Series C Convertible Preferred Stock.	8-K	001-43214	3.5	March 31, 2026
5.1*	Legal Opinion of Sullivan & Worcester LLP.
10.1†	Cyabra, Inc. 2026 Omnibus Equity Incentive Plan.	S-4/A	333-283153	10.22	January 13, 2026
10.2	Form of Incentive Stock Option Grant Agreement under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan.	S-4/A	333-283153	10.23	December 20, 2024
10.3	Form of Non-Qualified Stock Option Grant Agreement under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan.	S-4/A	333-283153	10.24	December 20, 2024
10.4	Form of Restricted Stock Unit Agreement under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan.	S-4/A	333-283153	10.25	December 20, 2024
10.5	Form of Restricted Stock Award Agreement under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan.	S-4/A	333-283153	10.26	December 20, 2024
10.6	Form of Section 3(i) Option Grant Agreement under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan and 2026 Israeli Sub-Plan.	S-4/A	333-283153	10.27	December 20, 2024
10.7	Form of Section 102 Option Grant Agreement under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan and 2026 Israeli Sub-Plan.	S-4/A	333-283153	10.28	December 20, 2024
10.8	Cyabra Strategy Ltd. 2020 Share Option Plan.	S-4/A	333-283153	10.29	December 20, 2024
10.9	U.S. Addendum to Cyabra Share Option Plan.	S-4/A	333-283153	10.30	December 20, 2024
23.1*	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm.
23.2*	Consent of CBIZ CPAs P.C.
23.3*	Consent of Marcum LLP.
23.4*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).

*	Filed herewith.

†	Annexes, schedules and exhibits to this Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv, Israel, on July 2, 2026.

CYABRA, INC.

By:	/s/ Dan Brahmy
Dan Brahmy
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Brahmy and Yael Sandler and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Dan Brahmy	Chief Executive Officer and Director	July 2, 2026
Dan Brahmy	(Principal Executive Officer)

/s/ Yael Sandler	Chief Financial Officer	July 2, 2026
Yael Sandler	(Principal Financial and Accounting Officer)

/s/ Yossef Daar	Chief Product Officer and Director	July 2, 2026
Yossef Daar

/s/ Michael Pompeo	Director	July 2, 2026
Michael Pompeo

/s/ Sonny Vu	Director	July 2, 2026
Sonny Vu

/s/ Michael Madon	Director	July 2, 2026
Michael Madon

/s/ James Flanagan	Director	July 2, 2026
James Flanagan

/s/ Josette Sheeran	Director	July 2, 2026
Josette Sheeran